THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

UNSECURED SENIOR PROMISSORY NOTE DUE November 30, 2007

$600,000	November 30, 2006

FOR VALUE RECEIVED, Aston Asset Management LLC, a Delaware limited liability company (the “Debtor”), hereby promises to pay to the order of Highbury Financial Inc., a Delaware corporation (the “Payee”), the principal amount of Six Hundred Thousand Dollars ($600,000) (the “Principal”), together with interest thereon calculated from the date hereof in accordance with the provisions of this Note. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Aston Asset Management LLC Amended and Restated Limited Liability Company Agreement, dated as of April 20, 2006 (the “LLC Agreement”).

1.  Due Date. The Principal (plus interest as provided in the following section) shall be repaid by Debtor on November 30, 2007.

2.  Interest. Interest shall accrue per annum at a rate equal to the prime lending rate then in effect as reported by JPMorgan Chase on the unpaid Principal amount of this Note outstanding from time to time. Interest shall be computed on the basis of the actual number of days elapsed and a 365-day year.

3.  Mandatory Prepayment. The Principal, and accrued interest thereon, of this Note shall be prepaid from all monies allocated as Owners’ Allocation that is payable to the Non-Manager Members and all monies allocated as Operating Allocation prior to any distributions by the Debtor to the Non-Manager Members. Any such prepayment shall be first applied to the Payment of any accrued interest and then to the unpaid balance of the Principal.

4.  Method of Payments.

(a)  Place of Payment, etc. Payments of Principal and interest becoming due and payable under this Note shall be made at the Payee’s office at 999 Eighteenth Street, Suite 3000, Denver, Colorado 80202 or at such place as the Payee may notify the Debtor in writing from time to time. All amounts due under this Note shall be paid in lawful money of the United States of America.

(b)  Application of Payments. Any payment under this Note shall be applied first to sums due under this Note other than Principal and interest, second to accrued interest and third to any Principal amount outstanding under this Note.

(c)  Payments Due on Non-Business Days. If payment of Principal or interest on this Note becomes due on a day which is not a Business Day, such payment will be made on the next succeeding Business Day and such extension of time will in such case be included in computing interest in connection with such payment. A “Business Day” shall mean any weekday on which banking institutions in New York, New York and Denver, Colorado are open for the transaction of banking business.

5.  Events of Default.

(a)  The term “Event of Default” means any of the following events:

(i)  any payment of Principal or interest is not paid when due pursuant to Section 1 and Section 3 and such default shall have continued for a period of five (5) days after the Debtor receives written notice thereof;

(ii)  the Debtor (x) makes an assignment for the benefit of creditors, (y) admits in writing its inability to pay or fails to pay its debts generally as they come due or (z) files a petition for relief under any chapter of the United States Federal Bankruptcy Code or any other bankruptcy or debtor relief law, domestic or foreign, as now or hereafter in effect, or seeking the appointment of a trustee, receiver, custodian, liquidator or similar official for it or any of its property; or any such action is commenced against it and it admits, acquiesces in or does not contest diligently the material allegations thereof, or the action results in an entry of an order for relief against it, or it does not obtain permanent dismissal and discharge thereof before the earlier of trial thereon or 60 days after commencement of the action; or

(iii)  a breach of the covenants contained in Section 6 below.

(b)  Remedies Upon Default. Upon the occurrence of an Event of Default, the entire unpaid balance of the principal, together with all accrued but unpaid interest thereon, shall become immediately due and payable, in addition to all reasonable legal fees and expenses incurred by Payee in connection with the collection of this Note (which legal fees and expenses shall be paid by Debtor).

6.  Indebtedness. Debtor shall not incur, create, assume, or become liable in any manner, or permit to exist, any indebtedness unless:

(i)  such indebtedness is permitted under the terms of the LLC Agreement;

(ii)  is properly legended and designated as subordinated to the Note; and

(iii)  is not secured by any assets of the Debtor.

7.  Amendment and Waiver. The provisions of this Note may not be modified or amended, except by an instrument in writing executed by the parties hereto. This Note shall bind the respective heirs, personal representatives, successors and assigns of the Debtor, and shall inure to the benefit of Payee, its successors and assigns. No waiver or consent by Payee with respect to this Note shall be valid and binding unless in writing and executed by the Payee, and any such waiver or consent which may be granted by Payee shall be effective only within the limitations stated in such waiver and only for the particular event for which such waiver is given.

8.  Cancellation. After all Principal of, and accrued interest at any time owed on, this Note have been paid in full, this Note will be surrendered to the Debtor for cancellation and will not be reissued.

9.  Governing Law. This Note shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.  Waiver of Jury Trial. The parties hereto waive their right to a trial by jury for any claims arising out of or related to this Note.

11.  Further Assurances. Debtor shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Note.

IN WITNESS WHEREOF, the Debtor has executed and delivered this Note on the date first written above.

ASTON ASSET MANAGEMENT LLC

By:	/s/ Stuart D. Bilton
Stuart D. Bilton
Chairman and Chief Executive Officer

By:	/s/ Richard S. Foote
Richard S. Foote
President and Chief Executive Officer, Highbury Financial Inc., as manager member of Aston Asset Management LLC

HIGHBURY FINANCIAL INC.

By:	/s/ R. Bradley Forth
R. Bradley Forth
Executive Vice President